Exhibit 99.1

News Release

Constellation Energy Partners Closes Acquisition

Of Coalbed Methane Properties in Kansas and Oklahoma

BALTIMORE, April 23, 2007 - Constellation Energy Partners LLC (NYSE Arca: CEP) today announced that it has closed its previously announced acquisition of certain coalbed methane properties from EnergyQuest Resources LP, a Quantum Energy Partners portfolio company, for an aggregate purchase price of approximately $115 million.

“This acquisition is immediately accretive to distributable cash flow per unit, an excellent fit with our existing portfolio and expands our presence in coalbed methane,” said Felix Dawson, chief executive officer of Constellation Energy Partners. “The successful close illustrates our capability in identifying and efficiently executing acquisitions of this kind, which is key to our strategy of developing a portfolio of long-lived and low-risk properties.”

Constellation Energy Partners completed this acquisition simultaneously with the closing of a $60 million private placement of common and Class E units to third party investors. The proceeds of the equity private placement, together with funds available under the company’s revolving credit facility, fully funded the purchase price of the acquisition from EnergyQuest Resources LP.

Constellation Energy Partners was formed – and is partly owned – by Constellation Energy (NYSE: CEG), a Fortune 200 energy company with 2006 annual revenues of $19.3 billion.

Constellation Energy Partners LLC (www.constellationenergypartners.com), is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our Securities and Exchange Commission filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Media Contact:	Lawrence McDonnell
410 470-7433
Investor Contact:	Tonya Cultice
410 783-3383